Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement of EyeGate Pharmaceuticals, Inc. on Form S-1 to be filed on or about June 5, 2017 of our report dated February 23, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on February 23, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

New York, New York

June 5, 2017